EXHIBIT 10.1

PSC/MMAX Media, Inc. Master Sales Agreement

1.	BACKGROUND	2
2.	AUTHORIZATION BY CLIENT	2
3.	TERMINATION	3
4.	OBLIGATIONS OF THE CLIENT	3
5.	FEES PAYABLE TO THE MASTER SALES REPRESENTATIVE	4
6.	CONFIDENTIALITY/NONDISCLOSURE	5
7.	REPRESENTATIONS AND WARRANTIES	5
8.	INDEMNIFICATION	6
9.	WAIVER, MODIFICATION, CANCELLATION	7
10.	ENTIRE AGREEMENT	7
11.	ASSIGNABILITY	7
12.	SEVERABILITY	7
13.	NON WAIVER	7
14.	MEDIATION/ARBITRATION	8
15.	RELATIONSHIPS	8
16.	NOTICE	8
17.	GOVERNING LAWS	9

MASTER SALES AGREEMENT

BETWEEN MMax Media, Inc., carrying on business at 511 NE 3rd Avenue, Fort Lauderdale, Florida 33301 (Hereinafter referred to as the “Client”)

AND PSC LLC, carrying on business at ____________________________________ (Hereinafter referred to as the “Master Sales Representative”).

In consideration of the mutual covenants contained in this agreement, the parties agree as follows:

1.

Background

a)

The Client is a provider of a daily deals and mobile marketing platform to small, medium and large sized businesses (“the platform”) in localized markets throughout the U.S. and Canada and wishes the Master Sales Representative to organize and manage direct sales and marketing campaigns in the U.S., Canada and other countries as mutually agreed (hereinafter referred to as the “Territory”) to solicit applications from businesses wishing to purchase the platform (hereinafter referred to as “Applications”).

b)

The Master Sales Representative has expertise in the organization and management of sales campaigns through independent corporate distributors and their respective distributors (hereinafter collectively referred to as the “Network”).

2.

Authorization by Client

a)

The Client hereby authorizes and exclusively appoints the Master Sales Representative to organize and manage sales campaigns and sales teams and organizations (independent or otherwise) to solicit Applications from prospective merchants for the Platform (“Customers”) through use of its Network, as the Master Sales Representative, in its discretion, determines, from time to time, in the Territory for a period beginning on the 9th day of February, 2012 and ending on the 9th day of February 2015 unless terminated as permitted in this Agreement or extended automatically as permitted in this Agreement or extended by mutual agreement (hereinafter referred to as the “Agreement Period”).

b)

During the Agreement Period, the Master Sales Representative shall subcontract the performance of the sales campaigns to such members of the Network as it may determine from time to time.  The Client acknowledges that the Network is composed of independent businesses distinct from that of the Master Sales Representative and that the Network is not an employee, joint venture or partner of the Master Sales Representative.

c)

During the Agreement Period the Master Sales Representative is responsible for payment of all amounts to the Network.

d)

All Applications for the Platform and associated sales material for Customers shall be on forms provided by the Client, at the Client’s cost.

e)

The Master Sales Representative shall use only the pricing mutually agreed to by Client and the Master Sales Representative.  The Master Sales Representative shall not impose any additional indirect or direct charge upon any Customer relating to the Client’s Service, unless agreed to by Client.

f)

The Master Sales Representative shall market the Platform, which are the subject to this Agreement under the trade names, service marks, brands, and trademarks designed by the Client. The Client grants to the Master Sales Representative, free of any obligation to pay royalties to the Client, a non-exclusive license to use, apply and reproduce materials in respect of which the Client holds intellectual property rights, including copyright materials, trade names, trademarks or logos, provided that such grant is limited to the purposes of this Agreement.

g)

During the term of this Agreement and for one (1) year following the termination of this Agreement, Master Sales Representative shall not offer directly or through its Network, any product competitive to the Platform.

h)

Nothing in this Agreement shall prevent the Client from developing alternative sales channels (not related to Merchant Sales Representative Network sales) or from developing internal sales teams.  For purposes of clarity, Merchant Sales Representative Network sales would include merchant cash advance companies, merchant processing companies, etc.

3.

Termination

The Client may terminate this agreement if the Master Sales Representative fails to sell at least 25 platform packages per month for two consecutive months and after Master Sales Representative is given an additional 30 day period to cure by selling at least 25 platform packages during the cure period.

The Client and Master Sales Representative may terminate this Agreement with 180 days notice.

The Client and Master Sales Representative may terminate this Agreement if either party conducts business in bad faith or does anything to damage the reputation of the other Party.

4.

Obligations of the Client

a)

The Client will do the following, all at its own expense;

i)

Promptly provide Application forms (to be designed by the Client with input from the Master Sales Representative) and promotional material in a format acceptable to the Master Sales Representative, as may be revised from time to time;

ii)

Provide the Master Sales Representative and the Network with such support services as the Master Sales Representative may reasonably require from time to time and current up to date information, in any way relating to the Platform, the solicitation of Customers and the provision of platform services to the Customers solicited, immediately upon such information becoming available, so as to enable the Master Sales Representative and the Network to effectively, knowledgeably and professionally solicit Applications;

iii)

All rejections of platform sales for any reason at all shall be returned to the Master Sales Representative within 48 hours of submission with details of the deficiencies for resolution and may be resubmitted to the Client within 15 business days at the discretion of the Master Sales Representative.

iv)

Provide the Client’s Platform service to all Customers whose Applications are approved promptly and strictly in accordance with the Client’s representations made to the Customer;

v)

Provide training on the Client’s products, goals, standards or any other issues relevant to carrying out the sales of the Platform, to the Master Sales Representative and the Network;

b)

The Client shall, at its own expense, provide and deliver to Master Sales Representative such reporting and account, at such time or times, as Master Sales Representative may from time to time require, including, without limitation, the following:

i)

On a weekly basis (or other mutually agreed upon time frame), beginning the first week after which sales commence, report the previous week’s sales.

ii)

All reports will include information as requested by Master Sales Representative.

c)

Client shall provide to Master Sales Representative any scripts used by Client’s call center reps as requested by the Master Sales Representative for incremental training needs.

d)

The Client shall not, during the Term, retain the services of any third party to market or sell Services to Customers via face-to-face sales within the Territory.  Instead, Client shall refer any inquiries from other third parties to the Master Sales Representative for review and possible addition to the Master Sales Representative.

e)

Non – Solicitation – Without the prior written consent of the Master Sales Representative, during the term of this Agreement and for two (2) years thereafter, the Client shall not, directly or indirectly, to its reasonable knowledge after due and appropriate inquiry, solicit or induce any current or former employee or independent contractor or agents of the Master Sales Representative or its affiliates or their respective current or former employees, independent contractors or agents to leave the employment or their relationship with the Master Sales Representative, independent contractor, or agent, as the case may be, or, directly or indirectly, hire or retain any such person.

5.

Fees Payable to the Master Sales Representative

a)

In order to compensate the Master Sales Representative for its services and reimburse the Master Sales Representative for the amounts to be paid by it to the Network, the Client will pay to the Master Sales Representative, depending on the platform packages sold, commissions as defined in Schedule A.  Schedule A shall detail any “residual” payments due on renewal accounts or other purchases (such as text purchases) as well.

b)

Master Sales Representative shall submit weekly invoices to the Client.  Invoice shall be paid within ten (10) business days of receipt through wire transfer or check made payable to the Master Sales Representative.

c)

Audit.  During the term of this Agreement and thereafter, for so long as the Master Sales Representative is entitled to receive compensation, the Master Sales Representative shall be entitled, from time to time, and at any time, in its sole and absolute discretion, on thirty (30) business days’ prior notice, to audit the books, records and accounts of the Client.  If it is discovered that the Client’s compliance with its obligations under this Agreement, reporting or payments to the Master Sales Representative are inaccurate by 5%, or more, the Client shall pay the cost of the audit.  Any discrepancies discovered on the audit shall immediately be reconciled and accordingly paid between the Parties.

d)

The covenants, undertakings, and agreements contained in Section 5 and Schedule A of this Agreement shall survive the termination of this Agreement.

6.

Confidentiality/Nondisclosure

a)

All Information disclosed by either party to the other party pursuant to this Agreement, other than such information as: 1) may be generally available to the public or the industry; 2) was already known by the other party; 3) independently developed; or 4) will be disclosed to the receiving party in confidence solely for the receiving party’s use in the conduct of business under this Agreement.  The receiving party agrees to keep such information (“Information”) secret and confidential, and not to disclose it to any other person or use it during the term of this Agreement, and for two (2) years after its termination, except in carrying out its obligations hereunder, by order of a court or regulatory body. For the purposes of this section, such Information includes, but is not limited to, customer and Network names, lists and other customer/Network-specific information.

b)

The receiving party shall not disclose Information to any third party without the prior written approval of the disclosing party, except that Master Sales Representative, as the receiving party, may disclose Information to its consultants, advisers and Network. The receiving party shall maintain the Information with at least the same degree of care that the receiving party uses to protect its own similar categories of confidential and proprietary information, but no less than a reasonable degree of care under the circumstances.  The receiving party shall not make any copies of Information except as necessary to perform its duties hereunder.  Each party shall be responsible for any breach of this Agreement by such party, its employees or permitted agents.

c)

Within thirty (30) days after the expiration or the termination of this Agreement by either party for any reason, the receiving party agrees promptly to return to the disclosing party or to certify the destruction of, any physical or confidential information provided by the disclosing party to the receiving party.

d)

If the receiving party is served with process to obtain such Information, the receiving party shall immediately notify the disclosing party which shall, in addition to the receiving party efforts, if any, have the right to seek to quash such process, or to take such other actions necessary to protect the confidentiality of the Information.

e)

The Parties acknowledge and agree that the information relating to the name, address, phone numbers, officers and employees of all Customers and prospective customers obtained by the Master Sales Representative, shall be owned by the Client.

f)

The parties hereby acknowledge and agree that in the event of a breach of its obligations of confidentiality under Article 6, the disclosing party’s remedies at law may be inadequate and the disclosing party, in addition to such other rights and remedies available to it, will be entitled to injunctive relief.

7.

Representations and Warranties

a)

The Master Sales Representative hereby represents and warrants to the Client as follows:

i)

The Master Sales Representative is a duly organized corporation, validly existing and in good standing under the laws of the State of New York.

ii)

The Master Sales Representative has all of the requisite corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

iii)

The execution, delivery and performance of and compliance with this Agreement does not and will not conflict with, or, constitute a default under any contract, agreement, instrument, order, statute, laws, rule or regulation applicable to the Master Sales Representative.

b)

The Client hereby represents and warrants to the Master Sales Representative as follows:

i)

The Client is a duly organized corporation, validly existing and in good standing under the laws of the State of Nevada.

ii)

The Client has all of the requisite corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

iii)

The execution, delivery and performance of and compliance with this Agreement does not and will not conflict with, or, constitute a default under any contract, agreement, instrument, order, statute, laws, rule or regulation applicable to the Client.

iv)

The Client is and will be throughout the Agreement Period, duly authorized full, unfettered right to market and sell the Platform within the Territory through all marketing channels, including, without limitation, the Market for which the Client is retaining the Master Sales Representative, pursuant to this Agreement.

v)

The Client has and will have throughout the Agreement Period full right and authority to use and permit the Master Sales Representative to use the intellectual property of the Client, including, without limitation its trade names and marks, logos and copyrighted materials, in the performance of the Master Sales Representative’s obligations pursuant to this agreement, without further action or consent being necessary or required. The Master Sales Representative’s use of such intellectual property, pursuant to this Agreement, will not breach any third party rights, interest or title.

8.

Indemnification

a)

Each party hereto and its affiliates, and their respective successors and assigns (the “Indemnifying Parties”), shall defend, indemnify and hold harmless the other party hereto, its respective officers, directors, employees, agents, successors and assigns (the “Indemnified Parties”) on a current basis from and against any and all fees, expenses, judgments, losses, settlements, damages, liabilities, or claims of any nature (collectively, the “Damages”) that are threatened, initiated or brought by any entity or person who is not a party to this Agreement that are caused by an Indemnifying Party and that arise under, constitute a breach or otherwise relate to this Agreement.

b)

The Indemnified Parties shall be free to obtain their own counsel and the Indemnifying Parties agree to reimburse the Indemnified Parties for all reasonable attorneys’ fees and costs incurred in defending against any and all claims for which the Indemnifying Parties are indemnifying the Indemnified Parties.  The Indemnifying Parties agree that, without the Indemnified Parties’ consent, they will not settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement, unless such settlement, compromise, or consent includes a release of Indemnified Parties from all liability arising out of such claim, action or proceeding.

c)

Notwithstanding anything contained herein to the contrary, the Client shall defend, indemnify and hold harmless the Master Sales Representative and its officers, directors, employees, agents, successors and assigns (the “Master Sales Representative Indemnified Parties”) on a current basis from all Damages that are threatened, initiated or brought by any entity or person who is not a party to this Agreement relating to:

i)

Any claim by any federal, state, or local government claiming any violation by Client or Master Sales Representative for any federal, state, or local sales taxes arising out of the services or sale of Services by Master Sales Representative;

ii)

Any claim by any entity or person not a party to this Agreement relating to any trade names or logos or other intellectual property used by the Client, including without limitation, PayMeOn, PayMeOn Merchant Profit Center, and MMAX Media. Any claim by a customer of the Client unless claim is a result of Master Sales Representative’s or the Network’s fraud.

d)

The Parties acknowledge and agree that the representations, warranties and indemnities and covenants contained in this Agreement, shall survive its termination.

9.

Waiver, Modification, Cancellation

Any waiver, alteration, or modification of any of the provisions of this Agreement, or its cancellation or replacement shall not be valid unless made in writing and signed by the Parties.

10.

Entire Agreement

This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof, control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

11.

Assignability

Neither party may assign without the prior written consent of the other, except to a person into which it has merged or which has otherwise succeeded to all or substantially all of such party’s business and assets to which this Agreement pertains and which has assumed in writing or by operation of law its obligations under this Agreement.  Any attempted assignment in violation of the provisions of this provision will be void.  Providing however, that the Client hereby acknowledges and confirms that certain of the obligations to be performed by the Master Sales Representative pursuant to this Agreement may be assigned to such member of the Network from time to time as the Master Sales Representative in its discretion may determine as defined above.

12.

Severability

If any provision of this Agreement, or the application thereof to any person or circumstance, shall be held invalid or unenforceable under any applicable law, such invalidity or unenforceability shall not affect any other provision of this Agreement that can be given effect without the invalid or unenforceable provision, or the application of such provision to other persons or circumstances, and, to this end, the provisions hereof are severable.  In the event that a court of competent jurisdiction determines by final judgment that the scope, time period, or geographical limitations of the covenants set forth herein are too broad to be capable of enforcement, said court is authorized to modify said covenants and enforce such provisions as to scope, time, and geographical area as the court deems equitable.

13.

Non Waiver

No delay or failure by the Client or the Master Sales Representative, as the case may be, in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

14.

Mediation/Arbitration

The Parties to this Agreement shall use their best efforts to promptly resolve any dispute, controversy, or claim existing out of or relating to this Agreement promptly by meeting and negotiating in good faith with one another.  All disputes which cannot be resolved through good faith negotiations, and which are raised in writing to the other within one (1) year of the date such claim is discovered shall first be submitted to mediation, and if not successfully mediated shall then be resolved by an arbitrator selected by the Parties.  Any claim under this contract must be settled by binding arbitration in accordance with the Arbitration Rules and Procedures of Judicial Arbitration Mediation Services (“JAMS”), however, the arbitrator chosen by the parties need not be selected from a panel of arbitrators issued by the JAMS, nor shall the Parties be required to have the American Arbitration Association administer the arbitration process.  The arbitration shall take place in Fort Lauderdale, Florida.  A judgment upon the arbitration award may be entered in any court having jurisdiction.  Any claim of either Party not raised in writing and served upon the other within one (1) year of the date it first accrued shall be deemed waived and may not thereafter be brought before any court, agency or arbitrator.  For purposes of arbitration, the parties are entitled to file responsive pleadings, cross complaints, demurs, motions to strike, and motions for summary judgment.  Additionally, the parties are permitted to conduct discovery pursuant to state and federal law.  EACH PARTY ACKNOWLEDGES AND AGREES THAT THIS ARBITRATION AGREEMENT WILL OPERATE TO WAIVE ITS RIGHT TO HAVE ITS DISPUTES LITIGATED IN A COURT OR JURY TRIAL.  This Section 14 shall not be construed to limit or restrict the right of any Party to obtain immediate temporary or preliminary injunctive relief or to seek equitable remedies which may be necessary to enforce rights under or provisions of this Agreement.

15.

Relationships

a)

This Agreement does not create, imply or purport to create any relationship, present or future, contractual or otherwise between the Client, Master Sales Representative and the Network, or the Customer; nor should it constitute base for any discussion for future contracts or business between the parties.

b)

The Master Sales Representative is an independent contractor and not an employee, agent or joint venture or partner of the Client; and

c)

The Master Sales Representative or the Network is not a provider of the above-described Platform and does not undertake any obligation to the Client to provide any service, platform or otherwise, or fulfill any obligation to any Customer.

16.

Notice

Any notice to be delivered to either of the Parties by the other, shall be in writing, and given by registered mail, facsimile transmission, telegram or in person, addressed as follows:

To the Client:	MMax Media, Inc.
511 NE 3rd Avenue
Fort Lauderdale, Florida 33301

Attention:	Mr. Edward A. Cespedes, CEO
Tel:	800-991-4534
Fax No.:	954-302-8415

To the Master Sales Representative:	PSC Inc. (Need your address here)

and shall be deemed to have been received by the addressee on the 4th day following the date of posting, in the case of registered mail, immediately upon transmission, in the case of facsimile transmission or telegram, and upon receipt in the case of personal delivery.  The Parties may, by notice, in writing, vary the address for delivery of notices pursuant to this Agreement.

17.

Governing Laws

This Agreement shall be governed by the laws of the State of Florida.

PSC Inc.

Per:	_____________________________

Printed Name:	_____________________________

Dated:	________________________, 2012

MMax Media, Inc.

Per:	_____________________________

Printed Name:	_____________________________

Dated:	________________________, 2012